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                                    EXHIBIT 1
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                  TOWER SEMICONDUCTOR JOINS ARM FOUNDRY PROGRAM


MIDGAL HAEMEK, ISRAEL AND CAMBRIDGE, UK - NOV. 13, 2002 - Tower Semiconductor (NASDAQ: TSEM; TASE: TOWER) and ARM [(LSE: ARM); (NASDAQ: ARMHY)], the industry's leading provider of 16/32-bit embedded RISC processor technology, today announced that Tower has joined the ARM Foundry Program. Through the Program, Tower will gain access to two of ARM's most widely used embedded microprocessor cores, enabling Tower to produce customers' ARM(R) core-based products in its Fab 2 facility.

ARM will port its industry-leading ARM7TDMI(R) core and ARM922T(TM) core to Tower's standard-logic 0.18-micron process technology. Tower will make both cores available to customers by the first quarter of 2003.

"Establishing a relationship with one of the world's top IP providers certainly boosts our efforts to create a comprehensive, state-of-the-art IP portfolio for our Fab 2 facility," said Sergio Kusevitzky, senior director of IP and Design Services, Tower. "The availability of the ARM cores is part of our strategy to widen the IP portfolio. Not only do we want to give new and existing fabless customers more design options, but we are also committed to helping them shorten design cycles and accelerate time-to-market. This agreement is proof of our intention and gives our customers the confidence and the ability to achieve those goals."

 "Tower's willingness to work closely with ARM Partners will prove to be a great asset to our Foundry Program," said Bruce Beckloff, director, European Marketing, ARM. "With their strong focus on engineering excellence, Tower will enable fabless semiconductor companies as well as IDMs to realize their ARM Powered(R) designs in silicon with strong results in terms of both quality and yield."

As part of the agreement, ARM will validate cores built on Tower's 0.18-micron process to provide silicon proven IP. The ARM7TDMI core, a 32-bit embedded RISC processor delivered as a hard macrocell, enables system designers to build embedded devices requiring small size, lower power and high performance. Applications include personal digital assistants (PDAs), digital still cameras and pagers. Based on the high-performance ARM9TDMI(TM) 32-bit RISC CPU, the ARM922T core can serve as a platform for a wide variety of operating-system-based devices, next-generation smart phones and 3G-baseband and applications processors.

ABOUT  THE  ARM  FOUNDRY  PROGRAM
The ARM Foundry Program is an innovative business model that enables fabless semiconductor companies in emerging markets to gain access to ARM processor technology for use in the design and manufacture of advanced system-on-chip
(SoC) solutions. There are currently 48 Partners in the Foundry Program, which was launched in 2000. ARM now offers the ARM7TDMI core, the ARM922T core, the ARM946E(TM) core and the ARM1022E(TM) core through the Program.

The Foundry Program offers a flexible partnership model that accelerates the time-to-market for ARM core-based designs and enables OEMs, which do not have access to fabrication facilities, to work directly with an approved ARM semiconductor foundry. Unlike a traditional ARM license, where a licensee gains both manufacturing and design rights, the ARM Foundry Program builds a three-way Partnership between ARM, an approved silicon foundry, and an OEM.

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ABOUT  ARM
ARM is the industry's leading provider of 16/32-bit embedded RISC microprocessor solutions. The company licenses its high-performance, low-cost, power-efficient RISC processors, peripherals, and system-on-chip designs to leading international electronics companies. ARM also provides comprehensive support required in developing a complete system. ARM's microprocessor cores are rapidly becoming a volume RISC standard in such markets as portable communications, hand-held computing, multimedia digital consumer and embedded solutions. More information on ARM is available at WWW.ARM.COM.
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ABOUT  TOWER  SEMICONDUCTOR  LTD.
Tower Semiconductor Ltd. is a pure-play independent wafer foundry established in 1993. The company manufactures integrated circuits with geometries ranging from
1.0 to 0.18 microns; it also provides complementary manufacturing services and design support. In addition to digital CMOS process technology, Tower offers advanced non-volatile memory solutions, mixed-signal and CMOS image-sensor technologies. To provide world-class customer service, the company maintains two manufacturing facilities: Fab 1 has process technologies from 1.0 to 0.35 microns and can produce up to 20,000 150mm wafers per month. Fab 2 features 0.18-micron and below process technologies, including foundry-standard technology, and will offer full production capacity of 33,000 200mm wafers per month. The Tower Web site is located at www.towersemi.com


                                      ENDS

ARM, ARM Powered and ARM7TDMI are registered trademarks of ARM Limited. ARM9TDMI, ARM922T ARM946E and ARM1022E are trademarks of ARM Limited. All other brands or product names are the property of their respective holders. "ARM" is used to represent ARM Holdings plc (LSE:ARM and Nasdaq:ARMHY); its operating company ARM Limited; and the regional subsidiaries ARM INC.; ARM KK; ARM Korea Ltd.; ARM, Taiwan; ARM France SAS; ARM China.

SAFE  HARBOR  FOR  TOWER  SEMICONDUCTOR  LTD

THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY VARY FROM THOSE PROJECTED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION, RISKS AND UNCERTAINTIES ASSOCIATED WITH (I) CONDITIONS IN THE MARKET FOR FOUNDRY MANUFACTURING SERVICES AND IN THE MARKET FOR SEMICONDUCTOR PRODUCTS GENERALLY, (II) OBTAINING ADDITIONAL BUSINESS FROM NEW AND EXISTING CUSTOMERS, (III) OBTAINING ADDITIONAL FINANCING FOR THE FAB 2 PROJECT FROM WAFER PARTNERS AND/OR EQUITY PARTNERS AND/OR OTHER SOURCES, (IV) ANY FAILURE BY TOWER TO RAISE ADDITIONAL FUNDING BY THE DEADLINES SET FORTH IN ITS AGREEMENT WITH ITS BANKS AND/OR A FAILURE BY TOWER TO REACH AN AGREEMENT WITH ITS BANKS TO EXTEND THE DEADLINES TO RAISE ADDITIONAL FINANCING IN 2002 AND 2003, WHICH WOULD RESULT IN AN EVENT OF DEFAULT OF TOWER'S LOAN AGREEMENT, IN
WHICH EVENT THE BANKS WOULD HAVE THE RIGHT TO CALL THE LOANS AND EXERCISE ITS LIENS AGAINST TOWER'S ASSETS, (V) A DECLARATION OF DEFAULT BY TOWER'S WAFER PARTNERS, FINANCIAL INVESTORS AND THE INVESTMENT CENTER OF THE STATE OF ISRAEL SHOULD TOWER'S BANKS CALL THE LOANS, (VI) SATISFACTION OF ALL OTHER CONDITIONS UNDER THE AGREEMENTS WITH THE FAB 2 EQUITY AND WAFER PARTNERS, THE ISRAELI INVESTMENT CENTER AND TOWER'S BANKS, (VII) COMPLETING THE CONSTRUCTION OF A NEW WAFER MANUFACTURING FACILITY, (VIII) SUCCESSFUL COMPLETION OF THE DEVELOPMENT AND/OR TRANSFER OF ADVANCED CMOS PROCESS TECHNOLOGIES TO BE UTILIZED IN TOWER'S EXISTING FACILITY AND IN FAB 2, (IX) MARKET ACCEPTANCE AND COMPETITIVENESS OF THE PRODUCTS TO BE MANUFACTURED BY TOWER FOR CUSTOMERS USING THESE TECHNOLOGIES AND (X) RAMP-UP OF PRODUCTION AT FAB 2.

A MORE COMPLETE DISCUSSION OF RISKS AND UNCERTAINTIES THAT MAY AFFECT THE ACCURACY OF THESE STATEMENTS, AND TOWER'S BUSINESS GENERALLY, IS INCLUDED IN OUR MOST RECENT REGISTRATION STATEMENT ON FORM F-2, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

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ARM  MEDIA  CONTACT:

Michelle  Spencer
+44  1628  427780
michelle.spencer@arm.com
------------------------

TOWER  MEDIA  CONTACTS:

PR  AGENCY  CONTACT     INVESTOR  RELATIONS  CONTACT   CORPORATE  CONTACT
Julie  Lass             Sheldon  Lutch                 Tamar  Cohen
LOOMIS  GROUP           FUSION IR  & COMMUNICATIONS    TOWER  SEMICONDUCTOR LTD.
+1  (512)  457  9400    +1  (212)  268  1816           +972-4650-6998
LASSJ@LOOMISGROUP.COM   SHELDON@FUSIONIR.COM           PR@TOWERSEMI.COM

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